SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )
                          Filed by the Registrant     / X /

                 Filed by a party other than the Registrant        / /

Check the appropriate box:

/X/    Preliminary Proxy Statement

/  /   Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e) (2))

/  /   Definitive Proxy Statement

/  /   Definitive Additional Materials

/  /   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                        PUTNAM HIGH YIELD MUNICIPAL TRUST
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required

/  /   Fee computed on table below per Exchange Act Rule 14a 6(i)(1) and 0-11

            (1) Title of each class of securities to which transaction applies:

            (2) Aggregate number of securities to which transaction applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            (4) Proposed maximum aggregate value of transaction:

            (5) Total fee paid:

/ /    Fee paid previously with preliminary materials.

/ /    Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1) Amount Previously Paid:

                  (2) Form, Schedule or Registration Statement No.:

                  (3) Filing Party:

                  (4) Date Filed:

IMPORTANT INFORMATION
FOR SHAREHOLDERS IN
PUTNAM HIGH YIELD MUNICIPAL TRUST

          The document you hold in your hands contains your proxy statement and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how to vote on your behalf on important issues relating to your fund. If you complete and sign the proxy, we'll vote it exactly as you tell us. If you simply sign the proxy, we'll vote it in accordance with the Trustees' recommendations on page 4.

          We urge you to spend a couple of minutes with the proxy statement, and either fill out your proxy card and return it to us via mail, or record your voting instructions via the Internet. When shareholders don't return their proxies in sufficient numbers, we have to incur the expense of follow-up solicitations, which can cost your fund money.

          We want to know how you would like to vote and welcome your comments. Please take a few moments with these materials and return your proxy to us.

                                  [scale logo]

Table of contents

A Message from the Chairman................................................ 1
Notice of Shareholder Meeting.............................................. 3
Trustees' Recommendations.................................................. 4

Proxy card enclosed

If you have any questions, please contact
us at the special toll-free number we have
set up for you (1-800-225-1581)
or call your financial advisor.
-----------------------------------------------

A Message from the Chairman

[Photo of John A. Hill]

Dear Shareholder:

I am writing to you to ask for your vote on important questions that affect your investment in your fund. While you are, of course, welcome to join us at your fund's meeting, most shareholders cast their vote by either filling out and signing the enclosed proxy card or by voting via the Internet. Instructions are listed at the top of your proxy card. We are asking for your vote on the following matters: (1) fixing the number of Trustees and electing your fund's Trustees; (2) ratifying the selection of your fund's independent auditors; and
(3) converting your fund from a closed-end fund to an open-end fund.

Your Trustees unanimously recommend that shareholders vote "For" the first two proposals. On the third proposal, whether to convert Putnam High Yield Municipal Trust to an open-end fund, the Trustees, including the Trustees who are not affiliated with the fund's manager, unanimously recommend that shareholders vote "Against" the conversion. The third proposal is on the agenda as a result of provisions in your fund's governing legal documents that require that shareholders be given the opportunity to consider a conversion in the event the fund's shares trade at a discount from net asset value greater than 10% over a specified period of time.

The Trustees believe that remaining a closed-end fund provides significant investment benefits that are not available to open-end funds. In general, if the fund remains a closed-end fund, the portfolio manager can continue to manage the fund with a steadier, longer term perspective without the short-term pressures from sales and redemptions of fund shares typically experienced by open-end funds. Under some circumstances this flexibility can allow a closed-end fund to out-perform an open-end fund with a similar investment strategy. If your fund converts to open-end status it will be required to redeem its outstanding preferred shares. Having preferred shares allows your fund to benefit from leverage, which means that the income to you as a common shareholder is increased if earnings on the fund's portfolio and interest on the fund's assets are greater than the dividend rate on the preferred shares. In addition, conversion is likely to result in a lower yield because of increased fund expenses. This result would be inconsistent with the fund's investment objective of seeking high current income exempt from federal income tax.

Despite the advantages of maintaining your fund's closed-end status, you would receive a short-term benefit if the fund were converted to open-end status. As of July 3, 2000 shares of your fund were traded at a 4.98% discount to their net asset value. Upon conversion of the fund, your shares would be redeemable at their net asset value with no discount, subject to the imposition by the Trustees of a redemption fee payable to the fund. Of course the size of the discount fluctuates and may be greater or less than 4.98% at the time any conversion goes into effect. While it may appear that your shares of the fund would increase in value by 5.2% upon conversion, transaction costs involved with selling a portion of your fund's portfolio would reduce this gain.

The Trustees do not believe that the current level of discounts justifies the fundamental changes that would result from conversion, and are therefore recommending that you vote against the conversion.

Although we would like very much to have you attend your fund's meeting, we realize this may not be possible. Whether or not you plan to be present, we need your vote. We urge you to record your voting instructions on the Internet or complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed.

I'm sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don't. When shareholders do not return their proxies, your fund may have to incur the expense of follow-up solicitations. All shareholders benefit from the speedy return of proxies.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give this important matter. If you have questions about the proposals, contact your financial advisor or call a Putnam customer service representative at 1-800-225-1581.

                                         Sincerely yours,

                                         /s/ John A. Hill

                                         John A. Hill, Chairman

PUTNAM HIGH YIELD MUNICIPAL TRUST
Notice of Annual Meeting of Shareholders

> This is the formal agenda for your fund's shareholder meeting. It tells you what matters will be voted on and the time and place of the meeting, if you can attend in person.

   To the Shareholders of Putnam High Yield Municipal Trust:

   The Annual Meeting of Shareholders of your fund will be held on October 5, 2000 at 2:00 p.m., Boston time, on the eighth floor of One Post Office Square, Boston, Massachusetts, to consider the following:

1. Fixing the number of Trustees and electing Trustees. See page 6.

2. Ratifying the selection by the Trustees of the independent auditors of your fund for its current fiscal year. See page 21.

3. Approving or disapproving the conversion of your fund from closed-end to open-end status and the authorization of related amendments to your fund's Agreement and Declaration of Trust. See page 22.

By the Trustees
John A. Hill, Chairman
George Putnam, III, President

Jameson A. Baxter     John H. Mullin, III
Hans H. Estin         Robert E. Patterson
Ronald J. Jackson     A.J.C. Smith
Paul L. Joskow        W. Thomas Stephens
Elizabeth T. Kennan   W. Nicholas Thorndike
Lawrence J. Lasser

WE URGE YOU TO MARK, SIGN, DATE, AND MAIL
THE ENCLOSED PROXY IN THE POSTAGE-PAID
ENVELOPE PROVIDED OR RECORD YOUR VOTING
INSTRUCTIONS VIA THE INTERNET SO YOU WILL
BE REPRESENTED AT THE MEETING.

August 18, 2000

Proxy Statement

> This document will give you the information you need to vote on the matters listed on the previous page. Much of the information in the proxy statement is required under rules of the Securities and Exchange Commission ("SEC"); some of it is technical. If there is anything you don't understand, please contact us at our special toll-free number, 1-800-225-1581, or call your financial advisor.

>  Who is asking for your vote?

   The enclosed proxy is solicited by the Trustees of Putnam High Yield Municipal Trust for use at the Annual Meeting of Shareholders of the fund to be held on October 5, 2000 and, if the fund's meeting is adjourned, at any later meetings, for the purposes stated in the Notice of Annual Meeting (see previous page).

> How do your fund's Trustees recommend that shareholders vote on these proposals?

   The Trustees recommend that you vote

1. For fixing the number of Trustees as proposed and the election of all
   ---
   nominees;

2. For ratifying the selection of PricewaterhouseCoopers LLP as the
   ---
   independent auditors of your fund; and

3. Against converting your fund from closed-end to open end status and
   ------
   authorizing certain related amendments to your fund's Agreement and Declaration of Trust.

>  Who is eligible to vote?

   Shareholders of record at the close of business on July 14, 2000 are entitled to be present and to vote at the meeting or any adjourned meeting. The Notice of Meeting, the proxy, and the Proxy Statement are being mailed on or about August 21, 2000.

   Each share is entitled to one vote. Shares represented by duly executed proxies will be voted in accordance with your instructions. If you sign the proxy, but don't fill in a vote, your shares will be voted in accordance with the Trustees' recommendations. If any other business is brought before your fund's meeting, your shares will be voted at the Trustees' discretion.

The Proposals

I. ELECTION OF TRUSTEES

>  Who are the nominees for Trustees?
   The Board Policy and Nominating Committee of the Trustees of your fund makes recommendations concerning the Trustees of your fund. The Board Policy and Nominating Committee consists solely of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of your fund or of Putnam Investment Management, Inc., your fund's investment manager ("Putnam Management").

   The Board Policy and Nominating Committee of the Trustees of your fund recommends that the number of Trustees be fixed at 13 and that you vote for the election of the nominees described below. Each nominee is currently a Trustee of your fund and of the other Putnam funds.

   Pursuant to the bylaws of your fund and the Investment Company Act of 1940, holders of the preferred shares of your fund, voting as a class, are entitled to elect two nominees for Trustees. The holders of the preferred shares and the common shares of your fund, voting together as a single class, are entitled to vote for the remaining 11 of the 13 nominees. Therefore, Messrs. Hill and Patterson have been nominated as Trustees to be elected by the holders of the preferred shares, while the other 11 Trustees have been nominated to be elected by the holders of the preferred shares and common shares voting together as a single class.

>  Jameson Adkins Baxter

[Photo of Jameson Adkins Baxter]

   Ms. Baxter, age 57, is the President of Baxter Associates, Inc., a management consulting and private investment firm that she founded in 1986. During that time, she was also a Vice President and Principal of the Regency Group, Inc. and a Consultant to First Boston Corporation, both of which are investment banking firms. From 1965 to 1986, Ms. Baxter held various positions in investment banking and corporate finance at First Boston.

   Nominees for Trustees

   Ms. Baxter currently also serves as a Director of Banta Corporation, Ryerson Tull and ASHTA Chemicals, Inc. She is also the Chairman Emeritus of the Board of Trustees of Mount Holyoke College, having previously served as Chairman for five years and as a Board member for thirteen years; an Honorary Trustee and past President of the Board of Trustees of the Emma Willard School; Member of the Board of Governors of Good Shepherd Hospital; and Chair of the National Center for Non-profit Boards. Ms. Baxter is a graduate of Mount Holyoke College.

>  Hans H. Estin

[Photo of Hans H. Estin]

   Mr. Estin, age 72, is a Chartered Financial Analyst and the Vice Chairman of North American Management Corp., a registered investment advisor serving individual clients and their families. Mr. Estin currently also serves as a Corporation Member of The Schepens Eye Research Institute and as a Trustee of New England Aquarium. He previously served as the Chairman of the Board of Trustees of Boston University and is currently active in various other civic associations, including the Boys & Girls Clubs of Boston, Inc. Mr. Estin is a graduate of Harvard College and holds honorary doctorates from Merrimack College and Boston University.

>  John A. Hill

[Photo of John A. Hill]

   Nominee for Trustee representing holders of preferred shares.

   Mr. Hill, age 57 is Chairman of the Trustees. He is the Vice-Chairman and Managing Director of First Reserve Corporation, a registered investment advisor investing in companies in the world-wide energy industry on behalf of institutional investors.

   Nominees for Trustees

   Prior to acquiring First Reserve in 1983, Mr. Hill held executive positions with several investment advisory firms and held various positions with the Federal government, including Associate Director of the Office of Management and Budget and Deputy Administrator of the Federal Energy Administration.

   Mr. Hill currently also serves as a Director of Santa Fe Snyder Corporation, an exploration and production company, TransMontaingne Oil Company, a refined oil product pipeline and distribution company and various private companies controlled by First Reserve Corporation. He is also a Member of the Board of Advisors of Fund Directions. He is currently active in various business associations, including the Economic Club of New York, and lectures on energy issues in the United States and Europe. Mr. Hill is a graduate of Southern Methodist University.

>  Ronald J. Jackson

[Photo of Ronald J. Jackson]

   Mr. Jackson, age 55, retired as Chairman of the Board, President and Chief Executive Officer of Fisher-Price, Inc., a major toy manufacturer, in 1993, a position which he held since 1990. He previously served as President and Chief Executive Officer of Stride-Rite, Inc., a manufacturer and distributor of footwear, from 1989 to 1990, and as President and Chief Executive Officer of Kenner Parker Toys, Inc., a major toy and game manufacturer, from 1985 to 1987. Prior to that, he held various financial and marketing positions at General Mills, Inc. from 1966 to 1985, including Vice President, Controller and Vice President of Marketing for Parker Brothers, a toy and game company, and President of Talbots, a retailer and direct marketer of women's apparel. Mr. Jackson is a graduate of Michigan State University Business School.

Nominees for Trustees

>  Paul L. Joskow*

[Photo of Paul L. Joskow]

   Dr. Joskow, age 52, is Elizabeth and James Killian Professor of Economics and Director of the Center for Energy and Environmental Policy Research at the Massachusetts Institute of Technology. He has published five books and numerous articles on topics in industrial organization, government regulation of industry, and competition policy. Dr. Joskow currently serves as a Director of the New England Electric System, a public utility holding company, State Farm Indemnity Company, an automobile insurance company, and the Whitehead Institute for Biomedical Research, a non-profit research institution. He has been President of the Yale University Council since 1993.

   Dr. Joskow is active on industry restructuring, environmental, energy, competition, and privatization policies and has served as an advisor to governments and corporations around the world.

   Dr. Joskow is a graduate of Cornell University and Yale University. He is a Fellow of the Econometric Society and the American Academy of Arts and Sciences.

>  Elizabeth T. Kennan

[Photo of Elizabeth T. Kennan]

   Dr. Kennan, age 61, is President Emeritus of Mount Holyoke College. From 1978 through June 1995, she was President of Mount Holyoke College. From 1966 to 1978, she was on the faculty of Catholic University, where she taught history, published numerous articles, and directed the post-doctoral programs in Patristic and Medieval Studies.

   Dr. Kennan currently serves as a Director of Northeast Utilities, Talbots and Cambus-Kenneth Bloodstock, a corporation involved in thoroughbred horse breeding and farming. She is a Member of The Folger Shakespeare Library Committee and a Trustee of Franklin Pierce College. Dr. Kennan previously served as a Director of Bell Atlantic

   Nominees for Trustees

   Corporation, Chastain Real Estate, and Kentucky Home Life Insurance. Active in various educational and civic associations, Dr. Kennan is a graduate of Mount Holyoke College, the University of Washington, and St. Hilda's College, Oxford University. She holds several honorary doctorates.

>  Lawrence J. Lasser*

[Photo of Lawrence J. Lasser]

   Mr. Lasser, age 57, is a Vice President of your fund and each of the other Putnam funds. He has been the President, Chief Executive Officer and a Director of Putnam Investments, Inc. and Putnam Management since 1985, having begun his career there in 1969.

   Mr. Lasser currently also serves as a Director of Marsh & McLennan Companies, Inc., the parent company of Putnam Management. He is a Member of the Board of Directors of the United Way of Massachusetts Bay, a Member of the Board of Governors of the Investment Company Institute, a Trustee of the Museum of Fine Arts, Boston, a Trustee and Member of the Finance and Executive Committees of the Beth Israel Deaconess Medical Center, Boston and a Member of the CareGroup Board of Managers Investment Committee, the Council on Foreign Relations, and the Commercial Club of Boston. Mr. Lasser is a graduate of Antioch College and Harvard Business School.

>  John H. Mullin, III

[Photo of John H. Mullin, III]

   Mr. Mullin, age 58, is Chairman and CEO of Ridgeway Farm, a limited liability company engaged in timber activities and farming. Prior to establishing Ridgeway Farm in 1989, Mr. Mullin was a Managing Director of Dillon, Read & Co. Inc., an investment banking firm.

   Mr. Mullin currently serves as a Director of ACX Technologies, Inc., a company engaged in the manufacture of packaging products; Alex. Brown Realty, Inc., a real estate investment company; Carolina Power and Light, a public utility company; and The Liberty Corporation, a

   Nominees for Trustees

   company engaged in the life insurance and broadcasting industries. Mr. Mullin previously served as a Director of Dillon, Read & Co. Inc., Adolph Coors Company, Crystal Brands, Inc., Fisher-Price, Inc., Mattel, Inc. and The Ryland Group, Inc. Mr. Mullin is a Trustee Emeritus of Washington & Lee University where he served as Chairman of the Investment Committee. Mr. Mullin is a graduate of Washington & Lee University and The Wharton Graduate School at the University of Pennsylvania.

>  Robert E. Patterson

   [Photo of Robert E. Patterson]

   Nominee for Trustee representing holders of preferred shares.

   Mr. Patterson, age 54, is the President and a Trustee of Cabot Industrial Trust, a publicly traded real estate investment trust. Prior to February 1998, he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership, a registered investment advisor which managed real estate investments for institutional investors. Prior to 1990, he was the Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc., the predecessor company of Cabot Partners. Prior to that, he was a Senior Vice President of the Beal Companies, a real estate management, investment and development company. He has also worked as an attorney and held various positions in state government, including the founding Executive Director of the Massachusetts Industrial Finance Agency.

   Mr. Patterson currently also serves as Chairman of the Joslin Diabetes Center, a Trustee of SEA Education Association and a Director of Brandywine Trust Company. Mr. Patterson is a graduate of Harvard College and Harvard Law School.

Nominees for Trustees

>  George Putnam, III*

[Photo of George Putnam, III]

   Mr. Putnam, age 48, is the President of your fund and each of the other Putnam Funds. He is also the President of New Generation Research, Inc., a publisher of financial advisory and other research services relating to bankrupt and distressed companies, and New Generation Advisers, Inc., a registered investment advisor which provides advice to private funds specializing in investments in such companies. Prior to founding New Generation in 1985, Mr. Putnam was an attorney with the Philadelphia law firm Dechert Price & Rhoads. Mr. Putnam currently also serves as a Director of The Boston Family Office, L.L.C., a registered investment advisor that provides financial advice to individuals and families. He is also a Trustee of the SEA Education Association and St. Mark's School. Mr. Putnam is a graduate of Harvard College, Harvard Business School and Harvard Law School.

>  A.J.C. Smith*

[Photo of A.J.C. Smith]

   Mr. Smith, age 65, is the Chairman of Marsh & McLennan Companies, Inc. From May 1992 to November 1999, he served as the company's Chairman and Chief Executive Officer. He has been employed by Marsh & McLennan and related companies in various capacities since 1961. Mr. Smith is a Director of the Trident Corp.; a Trustee of the Carnegie Hall Society, the Central Park Conservancy, the Educational Broadcasting Corporation, the Economic Club of New York, and the U.S. Chamber of Commerce; a Member of the Board of Overseers of the Joan and Sanford I. Weill Graduate School of Medical Sciences of Cornell University; and a Founder of the Museum of Scotland Society. He was educated in Scotland and is a Fellow of the Faculty of Actuaries in Edinburgh, a Fellow of the Canadian Institute of Actuaries, a Fellow of the

   Nominees for Trustees

   Conference of Actuaries, an Associate of the Society of Actuaries, a Member of the American Academy of Actuaries, the International Actuarial Association and the International Association of Consulting Actuaries.

>  W. Thomas Stephens

[Photo of W. Thomas Stephens]

   Mr. Stephens, age 57, was, until 1999, the President and Chief Executive Officer of MacMillan Bloedel Limited, a forest products and building materials company.

   In 1996, Mr. Stephens retired as Chairman of the Board of Directors, President and Chief Executive Officer of Johns Manville Corporation.

   Mr. Stephens serves as a Director for Qwest Communications, a communications company, New Century Energies, a public utility company, TransCanada Pipelines, and Fletcher Challenge Canada, a paper manufacturer. Mr. Stephens has B.S. and M.S. degrees from the University of Arkansas.

>  W. Nicholas Thorndike

   [Photo of W. Nicholas Thorndike]

   Mr. Thorndike, age 66, serves as a Director of various corporations and charitable organizations, including Bradley Real Estate, Inc., a real estate investment firm, Providence Journal Co., a newspaper publisher, and Courier Corporation, a book binding and printing company. He is also a Trustee of Cabot Industrial Trust and Northeastern University, a member of the Advisory Board of New England Electric Systems, and an Honorary Trustee of Massachusetts General Hospital, where he previously served as chairman and president.

   Prior to December 1988, Mr. Thorndike was the Chairman of the Board and Managing Partner of Wellington Management Company/Thorndike, Doran, Paine & Lewis, a registered investment advisor that manages mutual funds and

   Nominees for Trustees

   institutional assets. He also previously served as a Trustee of the Wellington Group of Funds (now The Vanguard Group) and was the Chairman and a Director of Ivest Fund, Inc. Mr. Thorndike is a graduate of Harvard College.

   --------------------
* Nominees who are or may be deemed to be "interested persons" (as defined in the Investment Company Act of 1940) of your fund, Putnam Management, and Putnam Retail Management, Inc. ("Putnam Retail Management"), the principal underwriter for all the open-end Putnam funds and an affiliate of Putnam Management. Messrs. Lasser, Putnam, III, and Smith are deemed "interested persons" by virtue of their positions as officers or affiliates of your fund, or directors of Putnam Management, Putnam Retail Management, or Marsh & McLennan Companies, Inc., the parent company of Putnam Management and Putnam Retail Management.

   Mr. Joskow is not currently an "interested person" of your fund but could be deemed by the Securities and Exchange Commission to be an "interested person" on account of his prior consulting relationship with National Economic Research Associates, Inc. a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., which was terminated as of August 31, 1998.

   The balance of the nominees are not "interested persons."

   Except as indicated above, the principal occupations and business experience of the nominees for the last five years have been with the employers indicated, although in some cases they have held different positions with those employers.


   All the nominees were elected by the shareholders in October 1999. The 11 nominees for election as Trustees by holders of the common and preferred shares, voting as a single class, at the shareholder meeting who receive the greatest number of votes from the preferred and common shareholders will be elected as Trustees of your fund. In addition, the two nominees for election as Trustees by holders of the preferred shares, voting as a single class, at the shareholder meeting who receive the greatest number of votes from the preferred shareholders will be elected as Trustees of your fund. The

   Trustees serve until their successors are elected and qualified. Each of the nominees has agreed to serve as a Trustee if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may fix the number of Trustees at less than 13 for your fund.

   The address for each of the current Trustees and each of the nominees is One Post Office Square, Boston, Massachusetts 02109.

>  What are the Trustees' responsibilities?

   Your fund's Trustees are responsible for the general oversight of your fund's business and for assuring that your fund is managed in the best interests of its shareholders. The Trustees periodically review your fund's investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, and investor servicing. At least annually, the Trustees review the fees paid to Putnam Management and its affiliates for these services and the overall level of your fund's operating expenses. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund's auditors and legal counsel, which are selected by the Trustees and are independent of Putnam Management and its affiliates.

>  Do the Trustees have a stake in your fund?

   The Trustees believe it is important that each Trustee have a significant investment in the Putnam funds. The Trustees allocate their investments among the more than 114 Putnam funds based on their own investment needs. The Trustees' aggregate investments in the Putnam funds total over $29 million. The table below lists each Trustee's current investments in the fund and in the Putnam funds as a group based on beneficial ownership. Except as otherwise noted, each Trustee has sole voting power and sole investment power with respect to his or her shares.

Share Ownership by Trustees

                                  Number of shares owned as of May 31, 2000:

                                       All
                        Year first     Putnam
                        elected as     funds             Putnam
                        Trustee of     (including        High Yield
                        the Putnam     notional          Municipal
Trustees                funds          shares)(1)(2)     Trust
---------------------------------------------------------------------
Jameson A. Baxter       1994               161,048            129
Hans H. Estin           1972                35,915            200
John A. Hill            1985               231,092            100
Ronald J. Jackson       1996               165,186(3)         200(3)
Paul L. Joskow          1997                52,285            100
Elizabeth T. Kennan     1992                27,584(4)         150(4)
Lawrence J. Lasser      1992               521,035            100
John H. Mullin, III     1997                73,938            100
Robert E. Patterson     1984                91,400          6,800
George Putnam, III      1984               516,910            300
A.J.C. Smith            1986                46,333(5)         200(5)
W. Thomas Stephens      1997               139,100            100
W. Nicholas Thorndike   1992                85,531            184

(1) These holdings do not include shares of Putnam money market funds.

(2) Notional shares represent economic interests in a fund acquired by the Trustees pursuant to the terms of the Trustee Compensation Deferral Plan, and they do not have any voting power. None of the Trustees held notional shares in your fund.

(3) Mr. Jackson has shared investment power and shared voting power with respect to such shares.

(4) Dr. Kennan is the custodian of a trust which owns all of these shares and in which she has no economic interest.

(5) Mr. Smith has shared investment power and shared voting power with respect to such shares.

As of May 31, 2000, the Trustees and officers of Putnam High Yield Municipal Trust owned a total of 8,663 shares, comprising less than 1% of the outstanding shares of such fund on that date. None of the Trustees own any of the fund's preferred shares.

> What are some of the ways in which the Trustees represent shareholder interests?

    The Trustees believe that, as substantial investors in the Putnam funds, their interests are closely aligned with those of individual shareholders. Among other ways, the Trustees seek to represent shareholder interests:

o by carefully reviewing your fund's investment performance on an individual basis with your fund's managers;

o by also carefully reviewing the quality of the various other services provided to the funds and their shareholders by Putnam Management and its affiliates;

o by discussing with senior management of Putnam Management steps being taken to address any performance deficiencies;

o by conducting an in-depth review of the fees paid by your fund and by negotiating with Putnam Management to ensure that such fees remain reasonable and competitive with those of other mutual funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

o by reviewing brokerage costs and fees, allocations among brokers, soft dollar expenditures and similar expenses of each fund;

o by monitoring potential conflicts between the funds and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders; and

o by also monitoring potential conflicts among funds to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.

>   How often do the Trustees meet?

    The Trustees meet each month (except August) over a two-day period to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various committees of the board which focus on particular matters. These currently include: the Contract Committee, which reviews all the contractual arrangements with Putnam Management and its affiliates; the Communication, Service and Marketing Committee, which reviews the quality of services provided by your fund's investor servicing agent and custodian; the Brokerage and Custody Committee, which reviews matters relating to custody of securities, best execution, brokerage costs and allocations and new investment techniques; the Audit Committee, which reviews procedures for the valuation of securities, the funds' accounting policies and the adequacy of internal controls and supervises the engagement of the funds' auditors; the Board Policy and Nominating Committee, which is composed of non-interested Trustees and which reviews the compensation of the Trustees and their administrative staff, supervises the engagement of the funds' independent counsel and selects nominees for election as Trustees; the Closed-end Funds and Variable Trust Committee, which is responsible for reviewing special issues applicable to closed-end funds such as your fund, and the Pricing Committee, which reviews procedures for the valuation of securities.

Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees. During 1999, the average Trustee participated in approximately 40 committee and board meetings. In addition, the Trustees meet in small groups with Chief Investment Officers and Portfolio Managers to review recent performance and the current investment climate for selected funds. These meetings ensure that your fund's performance is reviewed in detail at least twice a year. The Contract Committee typically meets on several additional occasions during the year to carry out its responsibilities. Other committees, including an Executive Committee, may also meet on special occasions as the need arises.

>   What are the Trustees paid for their services?

    Each Trustee of your fund receives a fee for his or her services. Each Trustee also receives fees for serving as Trustee of the other Putnam funds. The Trustees periodically review their fees to assure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Board Policy and Nominating Committee, which consists solely of Trustees not affiliated with Putnam Management, estimates that committee and Trustee meeting time, together with the appropriate preparation, requires the equivalent of at least three business days per Trustee meeting. The following table shows the fees paid to each Trustee by the fund for its most recent fiscal year and the fees paid to each Trustee by all of the Putnam funds during calendar year 1999:

PUTNAM HIGH YIELD MUNICIPAL TRUST

Compensation Table

                                                    Estimated
                                       Pension or   annual
                                       retirement   benefits
                                       benefits     from all
                        Aggregate      accrued as   Putnam          Total
                        compensation   part of      funds           compensation
                        from the       fund         upon            from all
Trustee                 fund(1)        expenses     retirement(2)   Putnam funds(3)
--------------------------------------------------------------------------------------
Jameson A. Baxter            $590          $126         $ 95,000        $191,000(4)
Hans H. Estin                 553           295           95,000         190,000
John A. Hill                  592           148          115,000         239,750(4)(5)
Ronald J. Jackson             589           155           95,000         193,500(4)
Paul L. Joskow                553            55           95,000         191,000(4)
Elizabeth T. Kennan           580           187           95,000         190,000
Lawrence J. Lasser            547           143           95,000         189,000
John H. Mullin, III           561            83           95,000         196,250(4)
Robert E. Patterson           553            99           95,000         190,250
George Putnam, III            550            68           95,000         190,000
A.J.C. Smith                  538           213           95,000         188,000
W. Thomas Stephens            550            77           95,000         188,000(4)
W. Nicholas Thorndike         553           263           95,000         190,000
--------------------------------------------------------------------------------------

(1)Includes an annual retainer and an attendance fee for each meeting attended.
(2)Assumes that each Trustee retires at the normal retirement date. Estimated benefits for each Trustee are based on Trustee fee rates in effect during calendar 1999.
(3)As of December 31, 1999, there were 114 funds in the Putnam family.
(4)Includes compensation deferred pursuant to a Trustee Compensation Deferral Plan.
(5)Includes additional compensation for service as Vice Chairman of the Putnam funds. Mr. Hill became Chairman of the Board of Trustees on July 1, 2000.

    Under a Retirement Plan for Trustees of the Putnam funds (the "Plan"), each Trustee who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual compensation paid to such Trustee by the funds for the last three years of service prior to retirement. This retirement benefit is payable during a Trustee's lifetime, beginning the year following retirement, for a number of years equal to such Trustee's years of service compensated by the funds. A death benefit is also available under the Plan which assures that the Trustee and his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of (i) ten years or
    (ii) such Trustee's total years of service.

    The Plan Administrator (a committee comprised of Trustees that are not "interested persons" of the fund, as defined in the Investment Company Act of 1940) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or
    (ii) to which a current Trustee would have been entitled had he or she retired immediately prior to such termination or amendment.

    For additional information about your fund, including further information about its Trustees and officers, please see "Fund Information," on page 38.

2.  RATIFICATION OF INDEPENDENT AUDITORS

    PricewaterhouseCoopers LLP, 160 Federal Street, Boston, Massachusetts 02110, independent accountants, has been selected by the Trustees as the independent auditors of your fund for the current fiscal year. Among the country's preeminent accounting firms, this firm also serves as the auditor for various other funds in the Putnam family. It was selected primarily on the basis of its expertise as auditors of investment companies, the quality of its audit services, and the competitiveness of its fees.

    A majority of the votes on the matter is necessary to ratify the selection of auditors. A representative of the independent auditors is expected to be present at the meeting to make statements and to respond to appropriate questions.

3. APPROVAL OR DISAPPROVAL OF THE CONVERSION OF YOUR FUND FROM CLOSED-END TO OPEN-END STATUS AND CERTAIN RELATED AMENDMENTS TO YOUR FUND'S AGREEMENT AND DECLARATION OF TRUST

>   What is being considered under this item?

    Shareholders will have the opportunity to vote at the meeting on the question of whether your fund should be converted from a closed-end fund to an open-end fund. The Trustees, as discussed in more detail below, unanimously recommend that shareholders vote against converting your fund to an open-end fund. This recommendation is based on the Trustees' view that, as a closed-end fund, your fund is afforded significant investment advantages.

    If approved, the conversion would result in the "delisting" of your fund's shares from the New York Stock Exchange where they currently may be bought or sold at prevailing market prices. Your shares would then become redeemable directly from your fund at net asset value, eliminating any discount of market price to net asset value. Other differences between closed-end and open-end investment companies are described below.

    A conversion from closed-end to open-end status would also require a number of changes in the Agreement and Declaration of Trust (the "Declaration of Trust") under which your fund was established. Accordingly, approval of this proposal would also authorize your fund's Trustees to make such amendments as they may deem necessary to operate your fund in open-end form if this proposal is approved. These changes are described in greater detail below.

>   Why is this question being submitted to shareholders now?

    Your fund's governing legal documents require that shareholders of your fund be given the opportunity to vote on a proposal to convert your fund from closed-end to open-end status if the fund's shares have traded at an average discount of more than 10% from their net asset value during the last twelve calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). For the twelve-week period ended March 31, 2000, your fund's shares traded at an average discount of 11.05%, requiring that this proposal be submitted to shareholders.

>   What is the recommendation of the Trustees?

    The Trustees regularly review the overall performance and trading information for your fund and all of the Putnam closed-end funds. At meetings held in May and June of this year, the Trustees of your fund carefully evaluated the fund's investment performance, the trading history of its shares since its inception in May 1989, and information about the possible advantages and disadvantages of converting to an open-end fund. For the reasons described below, the Trustees of your fund have unanimously concluded that the conversion of your fund to open-end status would not be in the best long-term interests of shareholders. Accordingly, the Trustees of your fund unanimously recommend that shareholders vote "AGAINST" this proposal.

>   Why are the Trustees recommending a vote against a conversion?

    The Trustees of your fund are recommending a vote against converting your fund to open-end status for the following reasons:

    o The Trustees believe that your fund's closed-end status provides investment benefits not available to open-end fund investors. Because your fund's shares are not redeemable, your fund is not required to maintain short-term, lower-
    yielding investments in anticipation of possible redemptions, but can be fully invested in higher-yielding securities in pursuit of the fund's investment objective.

o Furthermore, as a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares. As a result, your fund's portfolio manager does not have to invest additional cash from new sales at times when market conditions are unfavorable or sell securities to meet redemptions at inopportune times.

o As a closed-end fund, your fund is permitted to issue, and has issued, preferred shares. This provides holders of common shares with the benefits and risks of leverage. The fund has the potential to increase the return and the yield on your investment if the fund's return on its portfolio and interest on its assets exceeds the dividend rate paid to holders of preferred shares. Open-end funds do not have the ability to issue a preferred class of shares. Consequently, your fund would lose the benefits of this flexibility upon conversion.

o The Trustees believe that your fund's operating expenses are likely to increase if it is converted to open-end status. As an open-end fund, your fund would be required, as a practical matter, to make a continuous public offering of its shares in order to offset redemptions and maintain the economies of scale available at its current size. The Trustees expect that in order to market your fund's shares effectively and to conform generally to sales practices of competing dealer-sold funds, following a conversion to open-end status, the Trustees would likely recommend that shareholders approve the adoption of a distribution plan under Rule 12b-1. Such a plan would permit your fund to pay annual distribution fees of up to 0.35% of your fund's net assets. If such a distribution plan were approved, the Trustees would expect to authorize the payment of distribution fees at the annual rate of 0.20% of net assets, as is the case with similar open-end Putnam funds. In addition, all shareholders would bear the brokerage and other transactional costs associated with purchases and sales of securities by your fund in response to the sale or redemption of shares if your fund were converted to open-end status (except to the extent that the Trustees decide to impose a temporary redemption fee, as described below).

o It is possible that redemptions by shareholders would cause your fund to shrink following conversion to open-end status, and, everything else being equal, thereby resulting in an increase of expense ratio for the remaining shareholders. However, open-end funds, which continually offer new shares to the public, also have the ability to increase in size. Growth in your fund's size could result in efficiencies and spread fixed costs over a larger pool of assets. Putnam Management has advised the Trustees that it is likely that your fund would experience significant net redemptions following any conversion, thereby shrinking in size. Depending on the size of future redemptions or sales, increased expense ratios could result for either temporary or indefinite periods.

o The need to sell securities to meet redemptions may have adverse tax consequences to shareholders remaining in your fund. If your fund sells securities to meet redemptions and realizes a gain for tax purposes, your fund will be required to make capital gain distributions and allocate the tax gain to all shareholders, not simply to those redeeming.

o Converting the fund to open-end status would eliminate the possibility that your shares could be sold at a premium. Although your shares currently trade at a discount to their net asset value, for most of your fund's history its shares have traded at a premium above their net asset value. If the market conditions that led to the premium were to recur, and if the fund were converted, you would not benefit from any possible premium.

o In light of the potential loss of the advantages of closed-end status, including redemption of the preferred shares, and the potential increase of expenses that would likely follow, conversion is likely to result in a lower yield for the shareholders. This result is inconsistent with the fund's investment objective of seeking high current income exempt from federal income tax.

    The Trustees believe that most shareholders of your fund purchased their shares with a long-term investment perspective that recognizes the special advantages of the closed-end structure as well as the disadvantages of potential discounts. Consequently, the Trustees do not believe that recent discount levels should be viewed as grounds for depriving shareholders of the advantages of the closed-end structure, especially in light of the fact that historically the fund's discount levels fluctuate and have not always been as large as they currently are.

>   Are there any advantages to converting the fund to open-end status?

    Yes. By converting to an open-end fund, your fund would immediately offer you the ability to redeem your shares at their net asset value less any redemption fee that the Trustees may impose. As of July 3, 2000 the price of your shares in the fund represented a discount of 4.98% to their net asset value. This means that if you sold shares on July 3, 2000 you would receive only 95.02% of your pro rata share of your fund's assets. If the fund were converted, you would be able to receive 100% of your pro rata share less any redemption fee imposed by the Trustees. This would represent a one-time increase in the value of your shares.

    The Trustees have also considered the potential decrease in expense ratio that would arise if your fund grows in size as a result of net sales of new shares. As an open-end fund your fund would constantly be offering new shares to the public. If more new shares are sold than redeemed, the fund could grow in size, resulting in a lower expense ratio. As stated above, Putnam Management has advised the Trustees that Putnam Management does not expect that the fund would grow in size following a conversion to open-end status.

    After considering the reasons set forth above, the Trustees do not believe that the current discount justifies the fundamental changes that would result from a conversion to open-end status. The Trustees unanimously recommend that shareholders vote against this proposal.

>   How has your fund performed?

    The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value and the market value of its shares:

    Total Return (Annualized) Through May 31, 2000

                    1 year        3 years       5 years     10 years
                    --------------------------------------------------
Net Asset Value       -5.09%        2.17%          4.21%        6.46%
Market Value         -28.83%       -13.65%         0.76%        5.49%*

* Market value performance from inception, unlike net asset value performance, reflects the cost of the dealer commission upon initial sale.

    Of course, relative performance is also important. In addition to reviewing the fund's overall performance, the Trustees regularly review the fund's performance compared to that of a group of comparable funds. To compare the funds, the Trustees use a formula that assigns a weighting to three factors: yield, total return and risk. Based on this formula, as of December 31, 1999 your fund ranked second out of twelve or in the top 15% of funds in its peer group.

>   What are the principal differences between a closed-end and open-end fund?

    In evaluating this proposal, shareholders may wish to consider the following differences between closed-end and open-end funds:

o Changes in capital. Closed-end funds raise their capital through an initial public offering and generally do not raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited.

    Open-end funds, in contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, such funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

o Sale of shares. Shares of open-end funds may be redeemed at any time at their net asset value (subject only to the right of the fund to withhold payment for up to seven days or, with the permission of the SEC, to suspend redemptions under emergency conditions). In contrast, shares of closed-end funds are not redeemable and can generally be bought and sold at current market prices only on the exchange on which such funds are listed. Thus, converting your fund from closed-end to open-end status would eliminate the current discount between market price and net asset value. Shareholders who wish to dispose of shares would receive a higher price at net asset value than if shares remained at a discount.

o Leverage. Open-end funds are not permitted to sell a class of senior or preferred securities, and a fund that is converted from open-end to closed-end status would be required to redeem any of its outstanding preferred shares. A closed-end fund can use the leverage provided by a class of senior or preferred securities to increase the yield on the investment of a common shareholder. An investment in common shares of a fund that uses leverage also involves a risk of lower yields if the fund's return on its portfolio and income on other assets is lower than the dividend rate payable to the fund's preferred shareholders.

o Regulatory requirements. Both closed-end and open-end funds are registered with the SEC under the Investment Company Act of 1940 and, with certain differences relating largely to the sale and redemption of shares, are generally subject to the same regulatory requirements of that Act. Your fund's shares are listed for trading on the New York Stock Exchange. That listing would be terminated in the event of a conversion to open-end status. Since open-end funds generally engage in a continuous public offering of their shares they are required to maintain current registrations under federal and state securities laws, which involves additional costs.

o Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders for the purpose of electing Trustees and ratifying the selection of auditors. As noted above, conversion of your fund to open-end status would result in termination of the fund's listing on the New York Stock Exchange with the result that your fund would no longer be required to hold annual meetings. In such event, your fund expects that meetings would be held only on an as-needed basis.

o Investment flexibility. As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds.

o Shareholder privileges. Shareholders of your fund currently have the option of participating in the fund's Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from net asset value. (At times when your fund's shares are trading at a premium over their net asset value, such reinvestments are made at the higher of net asset value or 95% of market value.) If the fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below net asset value per share. Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times.

    Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of more than 75 open-end funds in the Putnam group. Shareholders of your fund currently do not have that privilege.

> What other possible consequences might result from conversion of your fund to open-end status?

    In addition to those matters described above, you should consider the following possible consequences of conversion of your fund to open-end status:

    o Certain legal, accounting and other costs would be incurred in connection with the conversion of your fund to open-end status. Although it is difficult to estimate these costs with precision, these costs are estimated to be at least $100,000. Based on your fund's current size it is not anticipated that these costs would materially increase your fund's expense ratio.

    o The Trustees reserve the right to impose a temporary redemption fee of up to 2.00% of the value of shares redeemed for a period of up to one year following the fund's conversion to an open-end investment company. The Trustees may impose this fee if they believe that immediately following a conversion to open-end status there would likely be significant redemptions of shares that would disrupt long-term portfolio management of the fund and dilute the interests of the remaining shareholders. Imposition of a redemption fee may deter certain redemptions and would compensate remaining long-term shareholders for the costs of the liquidation of a significant percentage of the fund's portfolio.

    The fund will notify shareholders in writing prior to the imposition of any temporary redemption fee.

> What changes would be made in your fund's Declaration of Trust if shareholders vote to convert the fund to open-end status?

    Conversion of your fund from a closed-end to an open-end fund would require certain changes to your fund's Declaration of Trust and, therefore, a vote in favor of such conversion would also authorize the Trustees to amend your fund's Declaration of Trust to reflect such changes. These changes would bring your fund's Declaration of Trust more in line with most other Putnam open-end funds.

    The Declaration of Trust would be amended to require your fund to purchase all shares offered to it for redemption at a price equal to the net asset value of the shares next determined, less any redemption or sales charge fixed by the Trustees. In addition, the fund would be authorized, at its option, to redeem shares held in a shareholder's account at net asset value if at any time a shareholder owned shares in an amount either less than or greater than, as the case may be, an amount determined by the Trustees. Notwithstanding this provision, all shares would be redeemable at a shareholder's option.

    The Declaration of Trust would also be amended to eliminate certain provisions that relate specifically to the fund's closed-end status, such as the conversion provision that has necessitated this proposal.

    Finally, the Trustees would also make certain necessary technical and non-material changes to the Declaration of Trust and conforming changes to your fund's Bylaws if the shareholders vote in favor of the conversion.

> What percentage of shareholders' votes are required to approve the conversion?

    Approval of the conversion of your fund to open-end status and of the related amendments to your fund's Declaration of Trust will require the "yes" vote of both the holders of a majority of your fund's outstanding common shares entitled to vote and the holders of a majority of your fund's outstanding preferred shares entitled to vote, each voting separately as a class.

    If such conversion were approved, the conversion would become effective following compliance with all necessary regulatory requirements under federal and state law. Your fund would seek to complete this process as soon as reasonably practicable, but it is estimated that this process may require at least several months.

> If the conversion is not approved, will the fund continue in its current form?

    Yes. In the event that shareholders do not approve the conversion of your fund to open-end status, your fund would continue to operate as a closed-end fund. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if your fund's shares again trade at discounts sufficient to meet the requirement of the Declaration of Trust described above.

    The Trustees believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of shareholders, and unanimously recommend a vote against the conversion of your fund to open-end status at this time.

    The Trustees recommend that you vote "AGAINST" Proposal 3.

Further Information About Voting and the Meeting

    Quorum and Methods of Tabulation. A majority of the shares entitled to vote--present in person or represented by proxy--constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement), except that where the preferred shares or common shares shall vote as a separate class, then a majority of the aggregate number of shares of that class shall be necessary to constitute a quorum for the transaction of business by that class. Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting.

    The tellers will count the total number of votes cast "for" approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast. With respect to the election of Trustees and selection of auditors, neither abstentions nor broker non-votes have any effect on the outcome of the proposal. With respect to any other proposals, abstentions and broker non-votes have the effect of a negative vote on the proposal.

    Special Rule for Proportional Voting. In accordance with New York Stock Exchange rules, brokerage firms may vote for or against a proposal, on behalf of their clients who beneficially own remarketed preferred shares and from whom they have not received voting instructions, in the same proportion as votes for and against such proposal have been received from holders of preferred shares if (i) the holders of a minimum of 30% of the outstanding preferred shares have been voted by the holders of preferred shares, (ii) holders of less than 10% of the outstanding preferred shares have voted against such proposal and (iii) the holders of the common shares have approved such proposal.

    The tellers will count the total number of votes cast "for" approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast. With respect to the election of Trustees and selection of auditors, neither abstentions nor broker non-votes have any effect on the outcome of the proposal. With respect to any other proposals, abstentions and broker non-votes have the effect of a negative vote on the proposal.

    Other business. The Trustees know of no other business to be brought before the meeting. However, if any other matters properly come before the meeting, it is their intention that proxies that do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named as proxies in the enclosed form of proxy.

    Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company and Putnam Retail Management may solicit proxies in person or by telephone. Your fund may also arrange to have voting instructions recorded by telephone. The telephone voting procedure is designed to authenticate shareholders' identities, to allow them to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Investments has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

    Holders of common shares of the fund may have the opportunity to submit their voting instructions via the Internet by utilizing a program provided by a third party vendor hired by Putnam Management. The giving of such a proxy will not affect your right to vote in person should you decide to attend the meeting. To vote via the Internet, you will need the 14-digit "control" number that appears on your proxy card. To use the Internet, please access the Internet address found on your proxy card on the World Wide Web. The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with Internet access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholders.

    Your fund's Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with that policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting.

    Persons holding shares as nominees will upon request be reimbursed for their reasonable expenses in soliciting instructions from their principals. Your fund has retained at its expense D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation instructions for nominee accounts, for a fee not to exceed $3,500 plus reasonable out-of-pocket expenses for mailing and phone costs.

    Revocation of proxies. Proxies, including proxies given by telephone or over the Internet, may be revoked at any time before they are voted either (i) by a written revocation received by the Associate Clerk of your fund, (ii) by properly executing a later-dated proxy, (iii) by recording later-dated voting instructions via the Internet or (iv) by attending the meeting and voting in person.

    Date for receipt of shareholders' proposals for the next annual meeting. It is currently anticipated that your fund's next annual meeting of shareholders will be held in October 2001. Shareholder proposals to be included in the proxy statement for that meeting must be received by your fund before March 28, 2001. Shareholders who wish to make a proposal at the 2001 annual meeting--other than one that will be included in the fund's proxy materials--should notify the fund no later than June 5, 2001. The Board Policy and Nominating Committee will also consider nominees recommended by shareholders of the fund to serve as Trustees, provided that shareholders submit their recommendations by the above date. If a shareholder who wishes to present a proposal fails to notify the fund by that date, the proxies solicited for the meeting will have discretionary authority to vote on the shareholder's proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

    Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of the Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to those proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies that they are entitled to vote in favor of such proposals. They will vote against adjournment those proxies required to be voted against such proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

    Financial information. Your fund will furnish to you upon request and without charge, a copy of the fund's annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. Such requests may be directed to Putnam Investor Services, P.O. Box 41203, Providence, RI 02940-1203 or 1-800-225-1581.

Fund Information

    Putnam Investments. Putnam Investment Management, Inc., the fund's investment manager, and its affiliates, Putnam Retail Management, Inc., the fund's principal underwriter, and Putnam Fiduciary Trust Company, the fund's investor servicing agent and custodian (collectively, the "Putnam companies"), are owned by Putnam Investments, Inc., a holding company that is, except for a minority stake owned by employees, is in turn owned by Marsh & McLennan Companies, Inc., a leading professional services firm that includes risk and insurance services, investment management and consulting businesses. The address of the executive offices of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

    Limitation of Trustee liability. The Declaration of Trust of your fund provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

    Audit Committee and Board Policy and Nominating Committee. The members of the Audit Committee of your fund include only Trustees who are not "interested persons" of the fund or Putnam Management. The Audit Committee currently consists of Dr. Kennan and Messrs. Estin and Stephens (Chairman). The Board Policy and Nominating Committee consists only of Trustees who are not "interested persons" of your fund or

    Putnam Management. The Board Policy and Nominating Committee currently consists of Dr. Kennan (Chairperson), Messrs. Hill, Patterson and Thorndike.

    Officers and other information. All of the officers of your fund are employees of Putnam Management or its affiliates. Because of their positions with Putnam Management or its affiliates or their ownership of stock of Marsh & McLennan Companies, Inc., the parent corporation of Putnam Management and Putnam Retail Management, Messrs. Putnam, III, Lasser and Smith (nominees for Trustees of your fund), as well as the officers of your fund, will benefit from the management fees, custodian fees, and investor servicing fees paid or allowed by the fund. In addition to George Putnam, III and Lawrence J. Lasser, the officers of your fund are as follows:

                   Putnam High Yield Municipal Trust
                                                            Year first
                                                            elected to
Name (age)                     Office                       office
-----------------------------------------------------------------------
Charles E. Porter (61)         Executive Vice President        1989
Patricia C. Flaherty (53)      Senior Vice President           1993
John D. Hughes (65)            Senior Vice President
                                & Treasurer                    1989
Gordon H. Silver (52)          Vice President                  1990
Blake E. Anderson* (43)        Vice President                  1996
Richard A. Monaghan** (45)     Vice President                  1999
John R. Verani (60)            Vice President                  1989
-----------------------------------------------------------------------

*The fund's portfolio manager
**President of Putnam Retail Management

       Assets and shares outstanding of your fund as of May 31, 2000
----------------------------------------------------------------------------
Net assets                                            $176,251,245.80
----------------------------------------------------- ----------------------
Common shares outstanding and authorized to vote      22,161,671.688 shares
Preferred shares outstanding and authorized to vote         900 shares

       5% beneficial ownership of your fund as of May 31, 2000
---------------------------------------------------------------------
Persons beneficially owning more than 5% of the fund's shares   none

PUTNAM INVESTMENTS

The Putnam Funds
One Post Office Square
Boston, Massachusetts 02109
Toll-free 1-800-225-1581

                                                                    62708 8/00

PUTNAM INVESTMENTS                                                 (Logo)

                                            NOTE:  PHONE AND INTERNET VOTING IS
                                                NOT AVAILABLE FOR THIS ACCOUNT.

                            This is your PROXY CARD.

To vote by mail, please record your voting instructions in this proxy card, sign it below, and return it promptly in the envelope provided. Your vote is important.

                   PLEASE FOLD AT PERFORATION BEFORE DETACHING

Proxy for a meeting of shareholders to be held on October 5, 2000 for Putnam High Yield Municipal Trust (Preferred Shares).

This proxy is solicited on behalf of the Trustees of the fund.

The undersigned shareholder hereby appoints John A. Hill, Hans H. Estin, and Robert E. Patterson, and each of them separately, Proxies, with power of substitution, and hereby authorizes them to represent such shareholder and to vote, as designated below, at the meeting of shareholders of Putnam High Yield Municipal Trust on October 5, 2000, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the fund that the undersigned shareholder would be entitled to vote if personally present.

                   PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Please sign your name exactly as it appears on this card. If you are a joint owner, each owner should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

-------------------------------------------------
Shareholder sign here                Date

-------------------------------------------------
Co-owner sign here                   Date

If you complete and sign the proxy, we'll vote exactly as you tell us. The Proxies are authorized to vote in their discretion upon any matters as may properly come before the meeting or at any adjournments of the meeting. If you simply sign the proxy, or fail to provide your voting instructions on a proposal, the Proxies will vote FOR fixing the number of Trustees as set forth in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

THE TRUSTEES RECOMMEND A VOTE FOR FIXING THE NUMBER OF TRUSTEES AND ELECTING ALL OF THE NOMINEES:

Please vote by filling in the appropriate boxes below.

1.  Proposal to fix the number of Trustees and elect all nominees.

    The nominees for Trustees are: J.A. Baxter, H.H. Estin, J.A. Hill, R.J. Jackson, P.L. Joskow, E.T. Kennan, L.J. Lasser, J.H. Mullin, III, R.E. Patterson, G. Putnam, III, A.J.C. Smith, W.T. Stephens and W.N. Thorndike.

/ / FOR fixing the number of Trustees as proposed and electing all the nominees (except as marked to the contrary below)

    To withhold authority to vote for one or more of the nominees, write the name(s) of the nominee(s) below:

    ---------------------------------------------

/ / WITHHOLD authority to vote for all nominees

                                   THE TRUSTEES RECOMMEND A VOTE FOR PROPOSAL 2:

                                                                      FOR              AGAINST            ABSTAIN
2.             Proposal to ratify the selection of                    / /                / /                / /
               PricewaterhouseCoopers LLP as the
               independent auditors of your fund.

                                HE TRUSTEES RECOMMEND A VOTE AGAINST PROPOSAL 3:

                                                                      FOR              AGAINST            ABSTAIN

3.           Proposal to convert                                      /  /             /  /                /  /
             your fund from closed-end to
             open-end status and authorize
             certain related amendments to the
             Agreement and Declaration of Trust.

Note: If you have questions on any of the proposals, please call 1-800-225-1581.

PUTNAM INVESTMENTS                   (Logo)
                     P.O. Box 9131
                     Hingham, MA 02043-9131

FOR YOUR CONVENIENCE YOU MAY RECORD YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY RETURNING THIS PROXY CARD BY MAIL

Your vote is very important. If you choose to record your voting instructions via the Internet, visit the website at www.proxyweb.com/Putnam. Please refer to the instructions below. Your voting instructions will be immediately confirmed if you provide your e-mail address.

To record your voting instructions on the Internet

1.  Read the proxy statement.
2.  Go to www.proxyweb.com/Putnam.
3.  Enter the 14-digit control number printed on your proxy card.
4.  Follow the instructions on the site.

If you submit your voting instructions on the Internet, do not return your proxy card.

This is your PROXY CARD.

To vote by mail, please record your voting instructions on this proxy card, sign it below, and return it promptly in the envelope provided. Your vote is important.

    PLEASE FOLD AT PERFORATION BEFORE DETACHING

Proxy for a meeting of shareholders to be held on October 5, 2000 for Putnam High Yield Municipal Trust (Common Shares).

This proxy is solicited on behalf of the Trustees of the fund.

The undersigned shareholder hereby appoints John A. Hill, Hans H. Estin, and Robert E. Patterson, and each of them separately, Proxies, with power of substitution, and hereby authorizes them to represent such shareholder and to vote, as designated below, at the meeting of shareholders of Putnam High Yield Municipal Trust on October 5, 2000, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the fund that the undersigned shareholder would be entitled to vote if personally present.

                   PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Please sign your name exactly as it appears on this card. If you are a joint owner, each owner should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

------------------------------------------------------
Shareholder sign here                      Date

------------------------------------------------------
Co-owner sign here                         Date

HAS YOUR ADDRESS CHANGED?

Please use this form to notify us of any change in address or telephone number or to provide us with your comments. Detach this form from the proxy card and return it with your signed proxy in the enclosed envelope.

Name
--------------------------------------------------------------------------------

Street
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
City                         State                                Zip

--------------------------------------------------------------------------------
Telephone

DO YOU HAVE ANY COMMENTS?

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

Your vote is important. Please help us to eliminate the expense of follow-up mailings by signing and returning this proxy card or by recording your voting instructions via the Internet as soon as possible. A postage-paid envelope is enclosed for your convenience.

THANK YOU!

    PLEASE FOLD AT PERFORATION BEFORE DETACHING

   If you complete and sign the proxy, we'll vote exactly as you tell us. The Proxies are authorized to vote in their discretion upon any matters as may properly come before the meeting or at any adjournments of the meeting.
  If you simply sign the proxy, or fail to provide your voting instructions on a proposal, the Proxies will vote FOR fixing the number of Trustees as set forth in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

THE TRUSTEES RECOMMEND A VOTE FOR FIXING THE NUMBER OF TRUSTEES AND ELECTING
                               ALL THE NOMINEES:

Please vote by filling in the appropriate boxes below.

1.       Proposal to fix the number of Trustees and elect all nominees.
         The nominees for Trustees are: J.A. Baxter, H.H. Estin, J.A. Hill, R.J. Jackson, P.L. Joskow, E.T. Kennan, L.J. Lasser, J.H. Mullin, III, R.E. Patterson, G. Putnam, III, A.J.C. Smith, W.T. Stephens and W.N. Thorndike.

/  /     FOR fixing the number of Trustees as proposed and electing all the nominees (except as marked to the contrary below)

         To withhold authority to vote for one or more of the nominees, write the name(s) of the nominee(s) below:

         ----------------------------------------------------------------------

/  /     WITHHOLD authority to vote for all nominees


                  THE TRUSTEES RECOMMEND A VOTE FOR PROPOSAL 2:

                                        FOR             AGAINST         ABSTAIN

2.           Proposal to ratify         /  /            /  /               /  /
             the selection of
             PricewaterhouseCoopers LLP as the independent auditors of your fund.

                THE TRUSTEES RECOMMEND A VOTE AGAINST PROPSAL 3:

                                        FOR             AGAINST         ABSTAIN

3.           Proposal to convert        /  /            /  /               /  /
             your fund from closed-end to
             open-end status and authorize
             certain related amendments to the
             Agreement and Declaration of Trust.


Note: If you have questions on any of the proposals, please call 1-800-225-1581.